POST- TERMINATION ENDORSEMENT NO. 3 to the AMENDED AND RESTATED QUOTA SHARE REINSURANCE AGREEMENT (hereina er referred to as the “Agreement”) between AMTRUST INTERNATIONAL INSURANCE, LTD. Hamilton, Bermuda (hereina er referred to as the “Company”) and MAIDEN REINSURANCE LTD. Burlington, Vermont (hereina er referred to as the “Reinsurer”) WHEREAS, , the par es, subject to the execu on and delivery by Reinsurer of the AR Loan Agreement and Premium Repayment Loan Agreement (each described below), have agreed to delete the Excess Funding Requirement in Sec on D(3) of Ar cle XXIII of the Agreement subject to funding requirements set forth in Sec on B of Ar cle XXIII of the Agreement as set forth in Post-Termina on Endorsement No. 2 dated January 13, 2020; WHEREAS, the par es acknowledge that, notwithstanding Sec on A of Ar cle XXIII, the security provided by Reinsurer for the Obliga ons includes the proceeds of the loan in the total principal amount of $167,974,835 made by Reinsurer to Company pursuant to the Loan Agreement dated November 16, 2007, as amended (the “Collateral Loan”); WHEREAS, Reinsurer and AmTrust Financial Services, Inc., as Company’s assignee, in connec on herewith, subject to the approval or non-disapproval of the Vermont Department of Financial Services (the “Department”) are entering into an Amended and Restated Loan Agreement, effec ve January 1, 2025 (the “AR Loan Agreement”), by which the principal amount of the Collateral Loan will be repaid (subject to Reinsurer’s funding of collateral requirements) on or before the Maturity Date, as defined therein, pursuant to the repayment schedule set forth therein; WHEREAS, the repayment of the Collateral Loan will result in a reduc on of collateral currently funded by Reinsurer, including excess collateral, and may result in a deficiency in the collateral that Reinsurer is required to provide to fund the Obligations over time, which would require the Reinsurer to provide additional collateral;

WHEREAS, Company and Reinsurer, in connection herewith, are, subject to the approval or non-disapproval of the Department, entering into a Loan Agreement (the "Premium Repayment Loan Agreement"), effective December 31, 2024, by which Reinsurer will repay Company the principal amount of $24,259,273 representing ceded uncollected premium by Company to Reinsurer (the "Uncollected Premium"), payable by Reinsurer in quarterly installments through the Maturity Date as defined therein; and

WHEREAS, the Company and Reinsurer wish to confirm that the Uncollected Premium has been and will continue to be a Direct Obligation for the purposes of the Agreement.

WHEREAS, the parties acknowledge that this Agreement is subject to approval of the Vermont Department of Financial Regulation and is binding on the parties hereto only if such approval or non-disapproval is received pursuant to Section 4 herein,

NOW, THEREFORE, The parties agree to amend the Agreement as follows:

1. Section D(3) of ARTICLE XXIII – SECURITY FOR REINSURER'S OBLIGATIONS, as amended, is deleted in its entirety and replaced with:

   Neither Company nor any Affiliate shall be required to return excess collateral to Reinsurer except pursuant to the repayment of the Collateral Loan in accordance with the AR Loan Agreement until such time as the Collateral Loan is repaid in full. If, as of any date of determination following the full repayment of the Collateral Loan pursuant to the AR Loan Agreement, and with respect to the Company or any Affiliate, the sum of (w) the fair market value of the Reinsurer Trust Assets for the benefit of the Company or such Affiliate, (x) the undrawn balance of any Letters of Credit for the benefit of such Affiliate provided by or on behalf of the Reinsurer, (y) the fair market value of any separate account established by the Company or such Affiliate as described in Section C(5)(d) of this Article XXIII or Section 5.5 of the Master Collateral Agreement, and (z) the Withheld Funds of the Company or such Affiliate (the "Aggregate Collateral Value"), exceeds the sum of the Reinsurer's Obligations at the funding percentages set forth in Section B of ARTICLE XXIII – SECURITY FOR REINSURER'S OBLIGATIONS with respect to the Company or such Affiliate, the Company shall, with respect to such excess collateral (the "Excess Collateral Value"), at its option, undertake one or more of the following:

   a. a withdrawal of such Reinsurer Trust Assets and the payment of withdrawn Reinsurer Trust Assets to the Reinsurer from the Company Trust Account or, with

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respect to an Affiliate Trust Account, pursuant to Section D(1) of this Article XXIII,

b. payment to the Reinsurer of an amount in cash;

c. payment to the Reinsurer of such Withheld Funds and/or payment to the Company by such Affiliate of Withheld Funds, and the payment to the Reinsurer of its proportionate share thereof;

d. a payment to the Reinsurer by the Company from any separate account or accounts established by the Company as described in Sections C(5)(d) of this Article XXIII and or a payment to the Company by such Affiliate from any separate account or accounts established by such Affiliate as described in Section C(5)(d) of this Article XXIII or Section 5.5 of the Master Collateral Agreement, and the payment to the Reinsurer of its proportionate share thereof; and/or

e. in accordance with the Master Collateral Agreement, the amendment or replacement of any of such Letters of Credit to reduce the undrawn balance of such Letters of Credit after giving effect to such amendment or replacement;

provided that the aggregate amount of such payments to the Reinsurer pursuant to (a) through (d) (which if paid using assets other than cash, such assets shall be valued at their fair market value at time of payment) plus such reduction in the undrawn balance of the Letters of Credit pursuant to (e) above shall at least equal the Excess Collateral Value. The Aggregate Collateral Value and the Reinsurer's Obligations with respect to such Affiliate shall be calculated (separately as to each Affiliate) as of the last day of each calendar quarter during the term of this Agreement, and the Excess Collateral Value, if any, resulting from such calculations shall be remitted to the Reinsurer not later than the forty-fifth (45th) calendar day following the end of such calendar quarter.

2. For the purposes of Section B(1) of ARTICLE XXIII – SECURITY FOR REINSURER'S OBLIGATIONS, the unpaid principal amount of the Uncollected Premium is a Direct Obligation.

3. All other terms and conditions of the Agreement, as amended, which pertain to business ceded to the Reinsurer shall remain in effect until the final resolution of Ultimate Net Loss on all ceded business.

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4 4. This Post- Termina on Endorsement No. 3 shall be effec ve upon the execu on and delivery of the AR Loan Agreement and the Premium Repayment Loan Agreement and approval or non-disapproval of Department. The Reinsurer shall use its best efforts to promptly submit this Post-Endorsement No. 3 to the Department for approval or non-disapproval and to obtain such approval. IN WITNESS WHEREOF, the par es hereto, by their respec ve duly authorized officer, have executed this POST-TERMINATION ENDORSEMENT NO. 1 as of the dates set forth below: AMTRUST INTERNATIONAL INSURANCE, LTD. MAIDEN REINSURANCE LTD. By:___________________________ By:_________________________ Dated:_________________________ Dated:__12/31/2024______________ 10336099_1:13570-00001 Patrick J. Haveron President